Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50148) pertaining to the Equity Incentive Plan of SPEEDCOM Wireless Corporation and in the Registration Statement (Form S-3 No. 333-69564) and related Prospectus of SPEEDCOM Wireless Corporation for the registration of 18,013,762 shares of its common stock, of our report dated February 2, 2004, with respect to the financial statements of SPEEDCOM Wireless Corporation for the year ended December 31, 2003 included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

April 14, 2005